EXHIBIT 10.16j

Long Term Incentive Compensation Plan
Fiscal Years 2000 - 2004

Esterline Technologies Corporation

1.

Purpose. The Board of Directors has established this Plan to encourage Esterline officers and senior managers to make prudent decisions that will strengthen the corporation's long term financial results for shareholders. The Plan is designed to reward successful investment of Esterline resources to achieve superior performance against three broad objectives: enhanced shareholder value, progress on selected strategic initiatives, and good operating performance relative to a peer group of comparable companies.

2.	Membership. The Board will appoint selected officers and senior managers from among Esterline's corporate staff to Plan membership. Individuals become members upon return of a signed acceptance.

3.

Objectives. Each appointee to the Plan shall have an opportunity to earn a long term incentive award ("LTIC") based on Esterline's combined annual performance on three equally-weighted groups of Plan objectives. Each of these groups, in turn, is comprised of individual objectives that are determined by the Board's Compensation Committee, and approved by the Board at the beginning of each fiscal year. Plan objectives are:

Group I: Enhanced shareholder value, as measured by goals set for:

	a.	Earnings per share growth, and
	b.	Return on equity.

Group II: Progress on selected strategic initiatives:

	a.	Take appropriate action to improve performance at weak or underperforming units;
	b.	Maintain progress toward strategic plan and performance goals; and,
	c.	Strengthen Esterline's balance sheet, e.g., improve cash flow, reduce in days sales outstanding, increase inventory turns, etc.

Group III: Good operating performance compared to peer companies, as measured by goals set for:

	a.	Change in earnings per share, year over year; and,
	b.	Return on equity performance for current period.

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4.	Incentive Formula.

a.

Target Incentive Compensation. The Board will establish a target LTIC award level for each member. Esterline will pay the target LTIC amount if the corporation achieves Plan goals, subject to other terms of this Plan.

b.

Allocation. Members' target LTIC is allocated equally among the three groups of Plan objectives. The one-third earning potential for each group is further divided equally among the objectives in that group.

c.

Minimums and Maximums. The Board has set minimums and maximums for each Plan objective. Within that range, member earnings will increase or decrease from target levels in direct proportion to incremental results from the established goal. Performance at or below the minimum for each objective will earn no LTIC. Performance above maximum for each objective will earn no additional LTIC. Overall, inclusive of results achieved on all Plan objectives, members may earn no more than 150% of their target IC award.

5.

Calculations. Esterline's performance will be calculated relative to each performance goal individually, and then added together to determine total Plan performance and member earnings. Group I and III calculations depend on objective measures. Earnings per share will be calculated on a diluted basis. All calculations are contingent on audited results, before extraordinary items. Group II calculations depend on discretionary evaluation by the Compensation Committee. Member LTIC awards are subject to the overall Plan maximum in section 4c above.

6.	General Terms.

a.

Plan Administration. The Board has delegated administrative authority to its Compensation Committee, which shall consider any issues arising under the Plan, oversee Plan award calculations, and make recommendations to the Board for final approval.

b.

Adjustments. The Compensation Committee may exercise its discretion to recommend the Board either subtract from, or add to computed awards. The maximum range of such adjustments is limited to either 25% of the member's computed award or 25% or the member's target LTIC, whichever is greater.

c.

Payment. Members must remain employed by Esterline throughout the entire fiscal year and through the date Esterline issues Plan payments, except as provided in sections 6e and 6f below. Esterline will pay Plan awards no later than March 1 of the following year, provided its auditors have issued an opinion. No payments will be made unless and until the auditors issue an opinion for the pertinent fiscal year.

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d.

Employment. This Plan does not affect members' terms of employment, except as specifically provided here. This Plan does not guarantee continued employment. Members remain subject to usual Esterline policies and practices.

e.

Partial Year Membership. If a member is appointed to the Plan mid-year, Esterline will pay a pro-rata amount based on the member's period of employment, and on the terms under which they were appointed to the Plan.

f.	Termination. If a member leaves Esterline employment prior to the Plan payment date for any reason, whether voluntary or involuntary, s/he shall forfeit any LTIC award otherwise earned, except:

	i.	The Board may exercise its discretion to grant a pro-rata award to a terminated employee based on his/her period of employment; or,

	ii.	If a member leaves due to retirement, disability or death, Esterline will pay a pro-rata amount based on the member's period of active employment.

g.	Entire Agreement. This Plan, together with the member's appointment letter and signed acknowledgement, comprise the entire agreement between the member and Esterline with respect to these subjects.

h.	Plan Interpretation. The Board has sole and final authority to determine Plan achievement and actual awards.

i.	Modification. The Board may modify or terminate this Plan at any time, provided it pays members on a pro-rata basis for any LTIC earned prior to such change.

Approved by the Board and issued on its behalf:

/s/ Robert W. Cremin

Robert W. Cremin
Chairman, President & CEO

January 28, 2004

Date

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